July 29, 2013

Lew Frankfort

Chairman and Chief Executive Officer

Coach, Inc.

516 West 34th Street

New York, New York 10001

Dear Lew:

Please accept this letter as formal notification that I am resigning as President and Executive Creative Director of Coach, Inc. (“Coach” or the “Company”), effective upon the earlier of the closing of the sale of the Reed Krakoff brand (the “Closing Date”) or the termination of the Asset Purchase Agreement dated July 29, 2013 among Coach, Reed Krakoff Investments LLC (the “Buyer”) and myself (the “Purchase Agreement”).

I confirm that, as a condition to the sale, I am forgoing the right to receive any compensation, including, but not limited to, salary, bonus, equity vesting, or other benefits (except for continuation in the Company’s health and welfare benefits) that I may be otherwise entitled to earn as part of my employment with the Company during the period from June 30, 2013 to the effective date of my resignation. Furthermore, if the sale of the Reed Krakoff brand does not occur as a result of (i) a breach by Buyer (as defined below) or me of the Purchase Agreement, or (ii) a failure of the condition set forth in Section 6.2 of the Purchase Agreement, I hereby agree that I am waiving the right to receive any severance compensation (including for the avoidance of doubt bonus compensation for fiscal year 2013) that may otherwise be owed to me pursuant to my employment agreement with the Company (as amended, my “Employment Agreement”) (for the absence of doubt, my resignation from the Company would be treated as a Resignation without Good Reason, as such term is defined in my Employment Agreement) and that I will pay Coach’s reasonable legal expenses incurred in connection with the Purchase Agreement. If the sale of the Reed Krakoff brand does not occur due to the failure of the condition set forth in Section 6.3(e) of the Purchase Agreement that is not waived by Buyer and myself, I hereby agree that I am waiving the right to receive an amount of severance compensation that I am otherwise owed pursuant to my Employment Agreement equal to (A) three million dollars ($3,000,000) plus (B) the product of (x) three million dollars ($3,000,000) multiplied by (y) a fraction (i) the numerator of which is the number of days during the period from August 1, 2013 to the date that the Purchase Agreement is terminated in accordance with its terms (including both August 1, 2013 and such termination date) and (ii) the denominator of which is thirty one (31). If the Purchase Agreement terminates for any reason not described above, then my resignation would be deemed to be for “Good Reason” under my Employment Agreement. The parties acknowledge and agree that there shall be no reduction in my right to receive severance compensation pursuant to my Employment Agreement pursuant to the July 10, 2013 letter between myself and Coach.

I agree that I will not, directly or indirectly recruit or otherwise solicit or induce any employee, director, consultant, wholesale customer, vendor, supplier, lessor or lessee of the Company to terminate its employment or arrangement with the Company, or otherwise interfere with its relationship with the Company for a period of one year after the effective date of my resignation. I agree that the foregoing provision is intended to and hereby does supersede the provisions of Section 9(b) of my Employment Agreement, and that subject to the provisions of the Purchase Agreement all of the other provisions of Sections 9, 10 and 11 of the Employment Agreement shall survive my termination of employment with the Company and shall continue in full force and effect.

I acknowledge that Coach would not have entered into the Purchase Agreement if I had not executed this letter.

Thank you for the opportunities you have provided me during my time with the company. If I can be of any assistance during this transition, please let me know.

Sincerely,

/s/ Reed Krakoff

Reed Krakoff

AGREED, as of the date first set forth above:

COACH, INC.

By:	/s/ Todd Kahn
Name: Todd Kahn
Title: General Counsel and Executive Vice President